For Further Information:


Michael D. Picchi
Fruehauf Trailer Corporation
(317) 630-3000



    FRUEHAUF TRAILER ANNOUNCES MANAGEMENT CHANGES


     Indianapolis, Indiana -- August 30, 1996 --
Fruehauf Trailer Corporation (NYSE:FTC) today announced that Derek L. Nagle has been appointed President of the Company. Mr. Nagle will assume most of the responsibilities previously held by Thomas B. Roller, the Company's former President and Chief Executive
Officer. Mr. Nagle joined the Fruehauf organization in 1970 and has served in a variety of capacities. Since
1995, Mr. Nagle has been the Company's Executive Vice
President of North American Operations.

     Mr. Nagle stated: "I am aware of the challenges facing the Company and I am humbled by the confidence that the Board has shown in me. My focus will continue to be primarily directed to the Company's operations. I look forward to leading Fruehauf in this effort."

     Fruehauf also announced that its Board of Directors has formed a special committee to coordinate the implementation of the Company's previously announced strategic plan. Richard Nevins, a Director of the Company since January 1995, will serve as Chairman of the new committee. Mr. Nevins brings a wealth of experience in financial restructurings to his new position.

     The Company also announced that Timothy J. Wiggins, its Executive Vice President and Chief Financial
Officer, has resigned to accept a new position.  Mr.
Wiggins' resignation will become effective on September
15, 1996.

     Mr. Nevins stated: "We are genuinely saddened by Tim's decision. He has made a number of outstanding contributions to the Company during his tenure." Nevins also stated that, "The Board is pleased that Mr. Nagle has agreed to accept the responsibilities of President.
He is the best possible person to provide the leadership the Company needs at this time."

     Fruehauf Trailer Corporation is one of the leading manufacturers of truck trailers, producing, marketing, and servicing the industry's widest range of dry freight van, refrigerated van, platform, dump and liquid and dry bulk tank trailers. Among the largest suppliers of trailer parts in North America, Fruehauf products are sold throughout the truck trailer industry's largest
Company-owned dealer and authorized independent dealer network in North America.


                   #     #     #